Exhibit 10.5

FORBEARANCE AGREEMENT AND FOURTH AMENDMENT
TO LOAN DOCUMENTS

THIS FORBEARANCE AGREEMENT AND FOURTH AMENDMENT TO LOAN DOCUMENTS (this “Agreement”) is made and entered into as of the 15th day of February, 2010 among AEROGROW INTERNATIONAL, INC., a Nevada corporation (“Borrower”), JACK J. WALKER (“Guarantor”; Guarantor and Borrower are sometimes referred to herein individually as an “Obligor” and collectively as “Obligors”), and FCC, LLC, d/b/a First Capital, a Florida limited liability company (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower and Lender are parties to that certain Loan and Security Agreement dated as of June 23, 2008 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, Guarantor has guaranteed up to $750,000 of the obligations of Borrower to Lender pursuant to a Limited Guaranty of Individual in favor of Lender dated as of January 1, 2009 (as amended, restated or otherwise modified from time to time, the “Guaranty”); and

WHEREAS, pursuant to the Loan Agreement, Borrower agreed, among other things, to comply with certain financial covenants; and

WHEREAS, Borrower has not complied with such financial covenants; and

WHEREAS, as a result of such material Defaults by Borrower, Lender has the right, as set forth in the Loan Agreement and the other Loan Documents, to immediately exercise all of its rights and remedies with respect to the Collateral, Borrower and Guarantor; and

WHEREAS, Obligors have requested that Lender temporarily forbear from exercising its rights and remedies with respect to the Specified Defaults described below, and Lender is willing to do so on the terms and conditions set forth herein; and

WHEREAS, in order to induce Lender to enter into this Agreement, Guarantor has agreed to pledge certain partnership interests owned by Guarantor to Lender pursuant to a separate pledge agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions.  All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Loan Agreement.

2.           Specified Defaults.  Each Obligor acknowledges that Borrower is in default under the following sections of the Loan Agreement:

(a)           Section 6 and Item 21(a) of the Schedule as a result of Borrower’s failure to maintain the minimum fixed charge coverage ratio required thereunder for each of the months ended October 31, 2009, November 30, 2009 and December 31, 2009; and

(b)           Section 6 and Item 21(b) of the Schedule as a result of Borrower’s failure to maintain the minimum tangible net worth required thereunder as of October 31, 2009, November 30, 2009 and December 31, 2009.

The Events of Default specified in the foregoing clauses (a) through (b) are hereafter collectively referred to as the “Specified Defaults”.  Obligors acknowledge that, as a result of the Specified Defaults, (y) but for Lender’s agreement to forbear as set forth herein, Lender has the right to declare all of the Obligations to be immediately due, payable and performable, and Lender has the right to enforce collection of the Obligations by making demand under the Guaranty and repossessing and disposing of any interest in the Collateral, as more fully set forth in Section 13 of the Loan Agreement, and (z) Borrower is not entitled to make any payment on any Subordinated Debt.

3.           Temporary Forbearance.  Lender agrees to forbear until the Forbearance Termination Date (as defined below) from exercising its rights and remedies under the Loan Agreement and the other Loan Documents as a result of the Specified Defaults.  Lender reserves its rights and remedies at all times with respect to any Default under the Loan Agreement, the Guaranty, this Agreement or any other Loan Document other than a Specified Default, whether presently existing or occurring hereafter.  At any time on or after the Forbearance Termination Date, Lender may exercise any of its rights and remedies under or with respect to the Loan Agreement, the Guaranty, this Agreement and the other Loan Documents, whether relating to a Specified Default or otherwise, all without notice to Borrower, Guarantor or any other Person.  As used herein, “Forbearance Termination Date” means the earlier of (x) April 30, 2010, (y) the date of the occurrence of a Default other than (i) a Specified Default or (ii) a Default under any of the financial covenants set forth in Item 21 of the Schedule on or prior to April 30, 2010, and (z) the default or breach by any Obligor of any of the covenants, agreements, representations and warranties set forth in this Agreement.  Notwithstanding Lender’s agreement to forbear as set forth herein, Lender shall be entitled to exercise its right to issue Stoppage Notices under and as defined in the Subordination and Intercreditor Agreement among Lender, Borrower and First National Bank and to take such action as Lender deems appropriate to enforce the obligations of First National Bank and Borrower set forth therein.

4.           Acknowledgements of Obligors.  In order to induce Lender to enter into this Agreement and to grant the forbearance contemplated hereby, Borrower and Guarantor hereby acknowledge and agree with Lender as follows:

(a)	The facts set forth in the recitals to this Agreement are true and correct in all material respects.

(b)
The Loan Agreement, the Guaranty and the other Loan Documents constitute the valid, binding and enforceable obligations of each Obligor party thereto to Lender, and Lender has a valid and perfected security interest in and to the Collateral.

(c)	Each Obligor hereby reaffirms such Obligor’s obligations to Lender under each of the Loan Documents to which such Obligor is a party.

(d)	As of the date hereof, but prior to giving effect to any loans funded by Lender on the date hereof, the aggregate outstanding principal balance of the loans under the Loan Agreement is $1,637,034.89.

(e)
The Specified Defaults are material Defaults and are continuing and have not been waived; Lender has complied with any notice requirements with respect to the Specified Defaults; any cure periods with respect to the Specified Defaults have expired; and, but for Lender’s agreement to forbear as contemplated hereby, Lender would have the right to exercise all of its rights and remedies against Borrower, Guarantor and the Collateral.

5.           Maximum Loan Amount.  The Loan Agreement is amended by deleting the definition of “Maximum Loan Amount” set forth in Section 1 and substituting the following in lieu thereof:

“Maximum Loan Amount” means (a) $2,250,000 through and including March 18, 2010, and (b) $2,000,000 from and after March 19, 2010.

6.           Borrowing Base.  The Loan Agreement is amended by deleting Item 1 of the Schedule to the Loan Agreement and substituting the following in lieu thereof:

1.           Borrowing Base

“Borrowing Base” means, at any time, an amount equal to:

(a)           the lesser of:

(i)           the Maximum Loan Amount, and

(ii)           the sum of:

(A)           85% of the dollar amount of Eligible Accounts; plus

(B)           the lesser of:

(1)           $1,350,000, and

(2)	60% of the dollar value (determined at the lower of cost or market value) of Eligible Inventory; plus

(C)	$600,000;

minus

(b)           the sum of:

(i)	such reserves as Lender may establish from time to time in its discretion, plus

(ii)
the amount available to be drawn under, plus the amount of any unreimbursed draws with respect to, any letters of credit or acceptances which have been issued, created or guaranteed by Lender or any Affiliate of Lender for Borrower’s account.

7.           Amendment to Guaranty.  Guarantor and Lender hereby agree that the Guaranty is hereby amended by deleting Section 7 and substituting the following in lieu thereof:

(a)
Notwithstanding anything to the contrary contained herein, the Obligations for which Guarantor is liable hereunder shall be limited to the amount of $1,500,000, plus all costs of collection and enforcement of Lender in connection with this Guaranty, including court costs and reasonable attorneys’ fees.  Neither amounts (i) paid by or on behalf of Guarantor prior to Guarantor’s receipt of written demand for payment hereunder from Lender, (ii) received from Borrower or from any account debtor of Borrower, nor (iii) received from the sale or other disposition of any collateral for the Obligations shall serve to reduce the maximum amount guaranteed under the preceding sentence.

(b)
Notwithstanding anything herein to the contrary, Lender agrees that it will not exercise any rights or remedies against Guarantor or any real estate or limited liability limited partnership interests owned by Guarantor which secures the Obligations hereunder unless Lender gives Guarantor at least 120 days’ prior written notice thereof.  From and after Guarantor’s receipt of such written notice, Guarantor will not sell, assign, pledge, mortgage, hypothecate or transfer any rights, title or other interest of Guarantor in or to any substantial portion of Guarantor’s assets except for any sale, assignment, pledge, mortgage, hypothecation or other transfer that is either (i) in the ordinary course of Guarantor’s business, or (ii) approved in writing by Lender.  Upon the expiration of the 120 day period, Lender may exercise any rights against any and all real estate and limited liability limited partnership interests securing amounts payable hereunder, and Guarantor will immediately pay to Lender all Obligations described in Section 7(a) above up to and including the amount of $300,000.  Guarantor will pay to Lender all remaining Obligations described in Section 7(a) above not later than 120 days following the expiration of the initial 120 day period.  The rights and privileges of Lender under this subsection are in addition to, and not in limitation of, any rights and privileges that Lender may have under any laws, rules, regulations or precedent related to bankruptcy, insolvency, receivership, fraudulent conveyance or debtor/creditor relations, whether such laws, rules, regulations or precedent arise under federal or state laws.

8.           San Antonio Real Estate.  WE-Callaghan, LP, a Texas limited partnership (“WEC”), is an Affiliate of Obligors.  WEC has executed and delivered a Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing in favor of Lender (the “Deed of Trust”) with respect to certain real property in Bexar County, Texas, as more particularly described in the Deed of Trust (the “San Antonio Real Estate”).  Contemporaneously with Lender’s receipt of the Deed of Trust, Lender agreed not to record the Deed of Trust unless and until a Default occurred.  Lender has recorded the Deed of Trust as a result of the Specified Defaults, and Obligors acknowledge and that such recordation was authorized and proper in all respects.  Obligors acknowledge and agree that the San Antonio Real Estate constitutes additional Collateral for all Obligations (subject to the limitations set forth in the Guaranty), that the Deed of Trust and all other agreements and documents executed and/or delivered in connection with the San Antonio Real Estate shall constitute Loan Documents, and that any breach of any representation, warranty, covenant or agreement thereunder, and any default or event of default thereunder, shall each constitute a Default.  Obligors represent and warrant that the City of San Antonio has agreed to purchase the San Antonio Real Estate, subject to completion of due diligence, for $2,915,035, such sale is expected to close by June 30, 2010, Obligors have not received any indication that such sale will not in fact close on or prior to such date, and such sale will generate net cash proceeds to Guarantor of approximately $1,000,000.  So long as no Default other than the Specified Defaults exists, Lender agrees to release the Deed of Trust contemporaneously with the consummation of such sale so long as Lender receives all of the net cash proceeds thereof available to Obligors (commensurate with Guarantor’s 49% ownership interest in WEC), which proceeds must be in an amount of at least $1,000,000.  Such net cash proceeds shall be held by Lender as cash collateral for the obligations in a manner and pursuant to documentation in form, substance and detail satisfactory to Lender in its discretion. Obligors agree to promptly provide to Lender such information regarding the San Antonio Real Estate and the status of such sale as Lender may reasonably request from time to time.  A Default shall exist if the San Antonio Real Estate has not sold or if Lender has not received at least $1,000,000 in cash collateral as a result of such sale by June 30, 2010.

9.           Dallas Real Estate.  Buckner Shopping Center, L.P., a Texas limited partnership (“Buckner”), is an Affiliate of Obligors.  Obligors represent and warrant that (a) Guarantor controls Buckner by virtue of Guarantor’s ownership of 49% of Walker Enterprises, LLLP (“Walker Enterprises”), (b) Buckner owns a shopping center in Dallas, Texas (the “Dallas Real Estate”), (c) Walker Enterprises receives net cash proceeds from the Dallas Real Estate of approximately $120,000 per year, (d) the Dallas Real Estate has a fair market value of approximately $9,600,000 and is subject to a mortgage with a balance of approximately $5,600,000 and no other mortgages or other Liens (other than Liens for taxes which are not past due), and (e) a sale of the Dallas Real Estate would yield net cash proceeds to Guarantor of approximately $1,024,100.  Obligors agree to promptly provide to Lender such information regarding the Dallas Real Estate as Lender may reasonably request from time to time.

10.           Pledge of a Portion of Buckner’s Partnership Interests by Walker Enterprises.  Contemporaneously with this Agreement, Walker Enterprises shall pledge to Lender 26.46% of Walker Enterprise’s right, title and interest in and to the partnership interests of Buckner.  Obligors acknowledge and agree that such partnership interests shall constitute additional Collateral for all Obligations (subject to the limitations set forth in the Guaranty), that all agreements and documents executed and/or delivered in connection with such pledge shall constitute Loan Documents, and that any breach of any representation, warranty, covenant or agreement thereunder, and any default or event of default thereunder, shall each constitute a Default.

11.           Notification of Account Debtors.  Neither Lender’s agreement to forbear hereunder nor anything else contained in this Agreement shall limit the right of Lender to notify Customers to make payments directly to Lender with respect to Accounts.  Obligors hereby ratify the right of Lender to send such notifications to Customers and acknowledge that Lender has been and intends to continue sending such notifications to Customers.

12.           Conditions Precedent to Lender’s Agreements Hereunder.  Lender’s agreements hereunder, including the obligation to forbear from exercising its remedies with respect to the Specified Defaults as contemplated hereby, are each conditioned upon (a) Lender’s receipt of a fully executed original of this Agreement, (b) Lender’s receipt of a pledge agreement by Walker Enterprises pursuant to which Lender receives a perfected, first-priority security interest in 26.46% of the partnership interests of Buckner as security for the Guaranty (subject to the limitations on the Guaranty set forth therein), together with such related documentation as Lender may reasonably require (which shall include an acknowledgement and consent of all partners of Buckner other than Walker Enterprises), in each case in form and substance reasonably acceptable to Lender, (c) Lender’s receipt of a lender’s title insurance policy with respect to the San Antonio Real Estate, in form, substance and detail satisfactory to Lender in its discretion, and (d) such other agreements, documents, instruments and other items as Lender may reasonably require.  Obligors hereby covenant and agree to promptly deliver or cause to be delivered to Lender each of the foregoing, at Borrower’s expense and in form, substance and detail reasonably acceptable to Lender.

13.           Ratification of Loan Documents.  Borrower hereby restates, ratifies, and reaffirms each and every term, condition, representation and warranty heretofore made by it under or in connection with the execution and delivery of the Loan Agreement, as amended hereby, and the other Loan Documents, as fully as though such representations and warranties had been made on the date hereof and with specific reference to this Agreement and the Loan Documents.  Guarantor hereby acknowledges and agrees that the Guaranty, as amended hereby, remains in full force and effect, subject to no right of offset, claim or counterclaim, in each case both before and after giving effect to this Agreement.  Guarantor further acknowledges that, as a result of the amendments to the Guaranty contemplated hereby, the stated termination date of the Guaranty is no longer in effect and that the Guaranty shall remain in full force and effect until the Obligations are repaid in full in cash and the Loan Agreement has terminated.

14.           No Other Changes.  Except as expressly modified as set forth herein, the Loan Agreement and the Guaranty shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligation of Borrower and Guarantor, as applicable, to Lender.

15.           Forbearance Fee and Expenses.  In consideration of the accommodations made by Lender hereunder, Borrower agrees to pay to Lender (a) on April 30, 2010, or, if earlier, the date on which the Obligations are repaid in full and the Loan Agreement is terminated, a forbearance fee of $500 per day (the “Forbearance Fee”), commencing on the date hereof and continuing until such payment due date, and (b) on demand, all costs and expenses of Lender in connection with the preparation, execution, delivery and enforcement of this Agreement and the other Loan Documents and any other transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel to Lender.  Each daily installment of the Forbearance Fee shall be fully earned at 1:00 p.m., Oklahoma City, Oklahoma time on each calendar day and shall not be subject to refund or rebate.  Without limiting anything contained in the Loan Agreement, Borrower hereby irrevocably authorizes Lender to make one or more revolving loans to Borrower in the amount of such Forbearance Fee and such costs and expenses as they become due and payable in order to pay such forbearance fee and such costs and expenses.

16.           No Other Default.  To induce Lender to enter into this Agreement, Borrower hereby represents and warrants that, to Borrower’s knowledge, as of the date hereof, and after giving effect to the terms hereof, other than the Specified Defaults, there exists no Default under the Loan Agreement or any of the other Loan Documents.

17.           Release.  To induce Lender to enter into this Agreement, each Obligor (a) acknowledges and agrees that no right of offset, defense, counterclaim, claim or objection exists in favor of such Obligor or against Lender arising out of or with respect to the Loan Agreement, the Guaranty, this Agreement, any other Loan Document, the Obligations, or any other arrangement or relationship between Lender and any Obligor, and (b) releases, acquits, remises and forever discharges Lender and its affiliates and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at law or in equity, whether now accrued or hereafter maturing, and whether known or unknown, which such Obligor now or hereafter may have by reason of any manner, cause or things to and including the date of this Agreement with respect to matters arising out of or with respect to the Loan Agreement, the Guaranty, this Agreement, the other Loan Documents, the Obligations, or any other arrangement or relationship between Lender and such Obligor.

18.           Lender Not Obligated for Further Amendments.  Each Obligor acknowledges that (a) except as expressly set forth herein, Lender has not agreed to (and has no obligation whatsoever to discuss, negotiate or agree to) any restructuring, modification, amendment, waiver or forbearance with respect to the Obligations or any of the terms of the Loan Documents, (b) no understanding with respect to any other restructuring, modification, amendment, waiver or forbearance with respect to the Obligations or any of the terms of the Loan Documents shall constitute a legally binding agreement or contract, or have any force or effect whatsoever, unless and until reduced to writing and signed by authorized representatives of Borrower and Lender (and, if applicable, Guarantor), and (c) the execution and delivery of this Agreement has not established any course of dealing among the parties hereto or created any obligation or agreement of Lender with respect to any future restructuring, modification, amendment, waiver or forbearance with respect to the Obligations or any of the terms of the Loan Documents.

19.           This Agreement as a Loan Document.  Each Obligor acknowledges that this Agreement constitutes a Loan Document and that any breach of any representation, warranty, covenant or agreement of any Obligor set forth herein shall constitute a Default.

20.           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement or any other Loan Document by facsimile or e-mail shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.  Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile or e-mail also shall deliver an original executed counterpart of this Agreement or such other Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document.  To the fullest extent permitted by applicable law, Borrower and Guarantor each waive notice of Lender’s acceptance of this Agreement and the other Loan Documents.

21.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

22.           Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, other than its laws respecting choice of law.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower, Guarantor and Lender have caused this Forbearance Agreement and Fourth Amendment to Loan Documents to be duly executed as of the date first above written.

AEROGROW INTERNATIONAL, INC.

By:
Jack J. Walker, Chief Executive Officer

JACK J. WALKER

FCC, LLC, d/b/a First Capital

By:
Lee E. Elmore, Senior Vice President

ACKNOWLEDGMENT AND AGREEMENT OF VALIDITY GUARANTOR

The undersigned, a Validity Guarantor in respect of the indebtedness of Borrower to Lender, hereby (a) acknowledges receipt of the foregoing Forbearance Agreement and Fourth Amendment to Loan Documents; (b) consents to the terms and execution thereof; (c) acknowledges that the Obligations of Borrower under the Loan Agreement may have increased; (d) reaffirms his obligations to Lender pursuant to the terms of the Validity Agreement to which he is a party; and (e) acknowledge that Lender may amend, restate, extend, renew or otherwise modify the Loan Agreement and any indebtedness or agreement of Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under any Validity Agreement for all of Borrower’s present and future indebtedness to Lender.

H. MacGregor Clarke